Federal Home Loan Bank of Des Moines
news release

FOR IMMEDIATE RELEASE
Date: February 18, 2016
Contact: Angela Richards
515.281.1014
arichards@fhlbdm.com

FHLB Des Moines Reports 2015 Year End Preliminary
Unaudited Financial Results and Fourth Quarter 2015 Dividend

Net Income Totaled $131 Million for the Year Ended December 31, 2015;
Advances were $89.2 Billion at December 31, 2015, an increase of 37 percent over prior year.

(Des Moines, Iowa) - The Federal Home Loan Bank of Des Moines (the Bank) today released preliminary unaudited financial highlights for the fourth quarter and year ended December 31, 2015. The Bank expects to file its 2015 Form 10-K with the Securities and Exchange Commission (SEC) on or before March 30, 2016. The Bank also announced its fourth quarter 2015 dividend.

Merger

As previously reported, effective May 31, 2015, the Bank and the Federal Home Loan Bank of Seattle (Seattle Bank) completed their previously announced merger (the Merger) pursuant to the definitive merger agreement, dated September 25, 2014. At closing, the Seattle Bank merged with and into the Des Moines Bank, with the Des Moines Bank surviving the Merger as the continuing Bank. The first date of operations for the combined Bank was June 1, 2015. The Merger had a significant impact on all aspects of the Bank's financial condition, results of operations, and cash flows. As a result, financial results for the current period are not directly comparable to financial results prior to the Merger.

Operating Results

In 2015, the Bank reported net income of $131 million compared to $121 million in 2014. The primary drivers of the Bank's net income in 2015 were net interest income, other income (loss), and other expense.

The Bank's net interest income totaled $317 million in 2015 compared to $251 million in 2014. The increase was primarily due to an increase in interest income resulting from higher advance and investment volumes. The Bank's net interest margin was 0.28 percent during 2015 compared with 0.30 percent in 2014.

The Bank recorded a loss of $30 million in 2015 in other income (loss) compared to a loss of $51 million in 2014. The primary drivers of other income (loss) in 2015 were net gains (losses) on derivatives and hedging activities, net gains (losses) on trading securities, and net gains on litigation settlements, as described in the paragraphs and operating results table on the following pages.

The Bank utilizes derivative instruments to manage interest rate risk, including mortgage prepayment risk. Accounting rules require all derivatives to be recorded at fair value and therefore the Bank may be subject to income statement volatility. During 2015, the Bank recorded net losses of $38 million on its derivatives and hedging activities through other income (loss) compared to net losses of $123 million in 2014. These fair value changes were primarily attributable to the impact of changes in interest rates on interest rate swaps that the Bank utilizes to hedge its investment securities portfolio.

Trading securities are recorded at fair value with changes in fair value reflected through other income (loss). During 2015, the Bank recorded net losses on trading securities of $12 million compared to net gains of $68 million in 2014. These changes in fair value were primarily due to the impact of changes in interest rates and credit spreads on the Bank's fixed rate trading securities.

During 2015, the Bank's other income (loss) also included net gains on litigation settlements totaling $14 million. During 2014, the Bank's other income (loss) also included losses on the extinguishment of debt of $13 million and realized gains on the sale of held-to-maturity and available-for-sale securities of $10 million.

The Bank recorded other expense of $137 million for 2015 compared to $67 million for 2014. The increase was primarily due to merger related expenses of $39 million for 2015. During 2014, merger related expenses totaled $2 million. Merger related expenses primarily included compensation and benefit expenses and merger transaction and integration expenses. In addition, compensation and benefits, professional fees, contractual services, and other operating expenses also increased during 2015 when compared to the same period last year due primarily to additional costs associated with operating a larger institution and temporary transitional expenses due to the Merger.

Balance Sheet Highlights

The Bank's total assets increased to $137.4 billion at December 31, 2015 from $95.5 billion at December 31, 2014 due primarily to an increase in advances and investments. Advances increased $24.0 billion due primarily to an increase in borrowings from insurance company members and a large depository institution member, along with advances acquired as a result of the Merger. Investments increased $17.1 billion due primarily to the acquisition of investment securities as a result of the Merger.

The Bank's total liabilities increased to $131.8 billion at December 31, 2015 from $91.2 billion at December 31, 2014 due to an increase in consolidated obligations assumed as a result of the Merger and consolidated obligations issued to fund the increase in advances. Total capital increased to $5.6 billion at December 31, 2015 from $4.3 billion at December 31, 2014. The increase was primarily due to an increase of $1.2 billion in capital stock outstanding due to member activity and as a result of the Merger. In addition, on the merger date, the Bank recorded additional capital from merger, which primarily represents the amount of the Seattle Bank's closing retained earnings balance, adjusted for fair value and other purchase accounting adjustments, and identified intangible assets. Dividends to the Bank’s members have been paid from this account since the merger date and the Bank intends to pay future dividends to members, when and if declared, from this account until the additional capital from merger balance is depleted. Additional capital from merger totaled $194 million at December 31, 2015.

Additional financial information will be provided in the Bank's 2015 Form 10-K available at www.fhlbdm.com or www.sec.gov on or before March 30, 2016.

Dividend

On February 17, 2016, the Bank's Board of Directors approved a fourth quarter 2015 dividend for both average activity-based capital stock and average membership capital stock outstanding during the quarter. The dividend approved for activity-based capital stock was at an annualized rate of 3.50 percent. The dividend approved for membership capital stock was at an annualized rate of 0.50 percent. Average three-month LIBOR for the fourth quarter 2015 was 0.41 percent.

This is the fifteenth consecutive quarter the Board has declared these dividend rates on the Bank's capital stock. The effective combined annualized dividend rate for the Bank on both subclasses of capital stock outstanding was 2.82 percent; however, the effective combined dividend rate on the total capital stock held by each member will depend on their level of activity with the Bank during the fourth quarter.

These dividend payments will total $30 million, which represents 99 percent of net income for the fourth quarter, and are expected to be paid on February 19, 2016. Dividends declared for 2015 totaled $108 million, which represented 83 percent of net income for the year. The effective combined annualized dividend rate for 2015 was 2.84 percent.

Federal Home Loan Bank of Des Moines Financial Highlights (unaudited)
	December 31,
Statements of Condition (dollars in millions)	2015	2014
Advances	$89,173	$65,168
Investments	40,167	23,079
Mortgage loans held for portfolio, net	6,755	6,562
Total assets	137,381	95,524
Consolidated obligations	130,205	90,135
Mandatorily redeemable capital stock	103	24
Total liabilities	131,756	91,212
Capital stock - Class B putable	4,714	3,469
Additional capital from merger	194	—
Retained earnings	801	720
Accumulated other comprehensive income (loss)	(84)	123
Total capital	5,625	4,312
Total regulatory capital[1]	5,812	4,213

1    Total regulatory capital includes all capital stock, mandatorily redeemable capital stock, additional capital from merger, and retained earnings.

	Quarter Ended December 31,		Year Ended December 31,
Operating Results (dollars in millions)	2015	2014	2015	2014
Net interest income	$81	$74	$317	$251
Provision (reversal) for credit losses on mortgage loans	—	—	2	(2)
Net interest income after provision (reversal) for credit losses	81	74	315	253
Other income (loss):
Net gains (losses) on trading securities	(21)	21	(12)	68
Net gains (losses) from sale of available-for-sale securities	—	—	—	1
Net gains (losses) from sale of held-to-maturity securities	—	—	—	9
Net gains (losses) on derivatives and hedging activities	1	(45)	(38)	(123)
Net gains (losses) on extinguishment of debt	—	—	—	(13)
Gains on litigation settlements, net	1	—	14	—
Other, net	4	2	6	7
Total other income (loss)	(15)	(22)	(30)	(51)
Other expense:
Compensation and benefits	11	8	45	32
Contractual services	4	2	13	7
Professional fees	3	1	10	4
Merger related expenses	1	1	39	2
Other operating expenses	5	3	15	10
Federal Housing Finance Agency	2	1	7	4
Office of Finance	2	1	5	3
Other, net	1	1	3	5
Total other expense	29	18	137	67
Net income before assessments	37	34	148	135
AHP assessments	4	4	15	14
AHP voluntary contributions	2	—	2	—
Net income	$31	$30	$131	$121
Performance Ratios
Net interest spread	0.23%	0.29%	0.25%	0.28%
Net interest margin	0.26%	0.30%	0.28%	0.30%
Return on average equity	2.31%	2.80%	2.74%	3.17%
Return on average capital stock	2.82%	3.50%	3.42%	4.04%
Return on average assets	0.09%	0.12%	0.12%	0.14%
Regulatory capital ratio	4.23%	4.41%	4.23%	4.41%

The selected financial data above should be read in conjunction with the financial statements and notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the Bank's 2015 Form 10-K expected to be filed on or before March 30, 2016 with the SEC.

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Statements contained in this announcement, including statements describing the objectives, projections, estimates, or future predictions in the Bank's operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as believes, projects, expects, anticipates, estimates, intends, strategy, plan, could, should, may, and will or their negatives or other variations on these terms. By their nature, forward-looking statements involve risk or uncertainty, and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate, or prediction is realized.

The Bank is a wholesale cooperative bank that provides low-cost, short- and long-term funding and community lending to nearly 1,500 members, including commercial banks, thrifts, credit unions, insurance companies, and community development financial institutions. The Bank is wholly owned by its members and receives no taxpayer funding. The Bank serves Alaska, Hawaii, Idaho, Iowa, Minnesota, Missouri, Montana, North Dakota, Oregon, South Dakota, Utah, Washington, Wyoming, and the U.S. Pacific territories of American Samoa, Guam, and the Commonwealth of the Northern Mariana Islands. The Bank is one of eleven regional Banks that make up the Federal Home Loan Bank System.